Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

July 30, 2018

Board of Trustees

JBG SMITH Properties

4445 Willard Avenue

Suite 400

Chevy Chase, MD 20815

Ladies and Gentlemen:

We are acting as counsel to JBG SMITH Properties, a Maryland real estate investment trust (the “Company”), in connection with the offering of 19,780,141 common shares of beneficial interest, par value $0.01 per share, of the Company (the “Redemption Shares”). The offering of the Redemption Shares by the Company is being made pursuant to a prospectus supplement dated July 30, 2018 (the “Prospectus Supplement”) and the accompanying prospectus dated July 2, 2018 (together with Prospectus Supplement, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (No. 333-226023) (the “Registration Statement”). The Redemption Shares may be issued from time to time by the Company to the extent that certain holders of 19,780,141 common limited partnership units (the “OP Units”) in JBG SMITH Properties LP, a Delaware limited partnership (the “Operating Partnership”), in accordance with the terms of the First Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated as of July 17, 2017, as amended (the “Partnership Agreement”), tender the OP Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered OP Units in exchange for the Redemption Shares. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Redemption Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended, currently in effect. We express no opinion herein as to any other statutes, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Redemption Shares, if and when issued and delivered in accordance with the terms of the Partnership Agreement upon redemption of OP Units as contemplated thereby and assuming that the issuance of the Redemption Shares was duly authorized, the Redemption Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Redemption Shares in exchange for the OP Units, which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP